Exhibit 10.31

Dated 12th July 1996

Columbia Laboratories
(Bermuda) Limited

- and -

Fleet Laboratories Limited

________________________

AGREEMENT
________________________

D. Fisher & Co
40 High Street
Borough Green
Kent TN15 8BJ

Solicitors

THIS AGREEMENT is made the 12th day of July 1996 BETWEEN COLUMBIA LABORATORIES (BERMUDA) LIMITED a Bermuda Corporation (No. 18683) having its principal place of business at Rosebank Centre 14 Bermudiana Road Pembroke HM08 Bermuda (hereinafter called “Columbia”) of the one part and FLEET LABORATORIES LIMITED a company incorporated in England (No. 463025) whose registered office is at 94 Rickmansworth Road Watford Herts WD1 7JJ (hereinafter called “Fleet”) of the other part
WHEREAS:
(A)	Columbia has developed and is the owner of an intra vaginal hormone replacement therapy treatment generally referred to as “Crinone” (hereinafter called “the Product”)
(B)
Columbia wishes to place orders with Fleet for the manufacture of the Product in accordance with the formulae and specifications provided by Columbia as may be amended by written notification by Columbia to Fleet from time to time (hereinafter called “the Know-how”) details of which are set out in the First Schedule hereto

(C)
Fleet has agreed with Columbia to manufacture the Product and to build a dedicated hormone suite (hereinafter called “the Suite”) at its premises at 94 Rickmansworth Road as aforesaid in accordance with Plans and Specifications agreed between Fleet and Columbia and to the installation in the Suite of manufacturing equipment (hereinafter called “the Equipment”) details of which are set out in the Second Schedule hereto subject to the terms and conditions hereinafter contained

(D)
Columbia has obtained Product Licenses (No.PL/11764/004 and PL/11764/0005) issued by the UK Medicine Control Agency in respect of the product (hereinafter referred to as the “Product License”) and has obtained an endorsement to the Product License authorizing the manufacture of the Product in the UK by Fleet

NOW THIS AGREEMENT WITNESSETH as follows: -
1.	FLEET shall build the Suite and use its best endeavours to complete the Suite by 15th February 1997.
2.	FLEET shall purchase the Equipment and install the same in the Suite and use its best endeavours to complete such purchase and installation by 15th January 1997
3.	COLUMBIA shall pay to Fleet
(a)
a sum of £275,000 as a capital contribution towards the construction of a dedicated hormone suite in recognition of the discounted price of the Product being £8 per kg referred to in Clause 8 hereof such sum to be paid by way of installments as follows:-

(i)    £137,500 on the date hereof
(ii)   £68,750 within 7 days of receiving notice in writing from Fleet that Fleet has commenced the building of the Suite
(iii)  £68,750 within 7 days of receiving notice in writing from Fleet of the completion of the installation of the Equipment

(iv)  a sum equal to 50% of the cost of building the Suite and the purchase and installation of the Equipment in excess of £550,000 (including professional fees and expenses incurred  in respect thereof) save that Columbia’s liability for such payment shall not exceed £27,500.
(b)	the sum of £3,000 each month of the term of this Agreement such sum to be payable on the date hereof and then on the 15th day of each succeeding month
(c)
the sum of £9,850 on the date hereof being the balance of the costs associated with the initial development costs as set out in Fleet’s letter to Columbia dated 14th February 1996 which Columbia has agreed to meet.

(d)	The sums payable pursuant to this Clause are not subject to value added tax.
4.	COLUMBIA hereby agrees with Fleet to supply to Fleet
(a)	the Know-how
(b)	Progesterone and noveon being two of the ingredients required for the manufacture of the Product details of which are set out in the First Schedule at the cost of Columbia
(c)	the Intermediate Bulk Containers in which the Product is to be filled details of which are set out in the First Schedule at the cost of Columbia the cost of Columbia use its best endeavours to obtain a Product License from the U.S. Federal Drug Administration (hereinafter called “the FDA License”) and to obtain an endorsement to the FDA License to authorize the manufacture of the Product by Fleet for sale in the United States of America and Fleet agrees with Columbia to give such support and assistance as may be required to obtain the same.
6.  FLEET hereby agrees with Columbia
(a)	to maintain the Suite and the Equipment to a standard which will enable Fleet to manufacture the Product
(b)	to manufacture the Product in accordance with
(i)	such process or processes as may be agreed between Columbia and Fleet from time to time
(ii)	good manufacturing practices and
(iii)	the requirement of the UK Medicine Control Agency and if applicable of the U.S. Federal Drug Administration and any statute
(c)	to employ such staff as may be necessary to comply with its obligations to manufacture hereunder
(d)	to fill the Product in the said Intermediate Bulk Containers
(e)	to permit Columbia during Fleet’s normal working hours to inspect the Suite and the Equipment.
(f)
to give Columbia not less than 60 days notice in writing of the date on which Fleet anticipates it will be in a position to commence manufacturing the Product in accordance with this Agreement (hereinafter called “the Commencement Date”)

(g)	to issue with each batch of the Product manufactured by Fleet a Certificate of Analysis in respect of such batch
7. (a)
Columbia shall supply to Fleet in writing not less than 30 days prior to Commencement Date Columbia’s estimation of the amount of the Product to be manufactured by Fleet for the twelve month period Commencing with the Commencement Date and the amount of the Product to be manufactured by Fleet referred to therein for the first 3 months in such estimation shall constitute a firm order for the Product by Columbia and shall be binding on the parties hereto

(b)
Columbia shall each month after the submission of the first estimation as aforesaid supply to Fleet in writing Columbia’s then estimation for the relevant subsequent twelve month period of the amount of the Product to be manufactured by Fleet and the amount of the Product to be manufactured by Fleet referred to therein for the third month in such estimation shall constitute a firm order for the Product by Columbia and shall be binding on the parties hereto

(c)
Notwithstanding the provisions of paragraphs (a) and (b) of this Clause unless otherwise agreed in writing by Fleet the maximum monthly production amount of the Product to be manufactured shall be 7,200 kg and the minimum amount of the Product shall be 800 kg.

(d)
Notwithstanding that the amount for the Product shall be specifically designated it shall not be a breach of the conditions of this Agreement if the actual amount of manufacture by Fleet is either 10 per cent in excess or below the designated amount and the price of manufacture shall be adjusted either up or down as the case may be

(e)
Columbia shall supply to Fleet such quantity of progesterone and noveon for the manufacture of the Product and Intermediate Bulk Containers by such date as Fleet shall notify Columbia in writing that Fleet will require the same

(f)
Fleet’s estimation of loss in manufacture of the Product is less than 5 per cent of bulk and Fleet agrees to endeavour to ensure that such loss will not exceed such percentage although it is understood between the parties hereto that such percentage loss may vary from time to time because of a number of factors

8. SUBJECT to the provisions of Clause 9 hereof the cost of manufacture of the Product shall be at a rate of £8 per kg and in addition to such cost Columbia shall be responsible for the cost of delivery of the same provided that such cost may be increased by Fleet as follows:
(a)	by giving not less than 3 month’s notice in writing to Columbia in respect of any increase in the cost of the price of materials provided by Fleet in the manufacture of the Product
(b)	by giving not less than 1 month’s notice in writing to Columbia in respect of any increase in the cost of labour and overheads of Fleet in the manufacture of the Product provided that any increase pursuant to this paragraph shall only be by way of annual review and shall not be earlier than the anniversary of the date of commencement of manufacture of the Product by Fleet pursuant to this Agreement and each successive anniversary of such date

9.
IF Columbia shall wish Fleet to manufacture by volume in excess of 7,200 kg in any one month Fleet shall be entitled to charge Columbia at a rate per kg of the Product so manufactured in excess of 7,200 kg an amount equal to the aggregate of £8 and the cost of payment of overtime by Fleet in respect of its employees for each kg and Fleet will use its reasonable endeavours to meet with Columbia’s wishes in relation to such excess.

10.
Columbia shall effect and maintain adequate product liability insurance in relation to the Product being not less than £2,000,000 and in the event of the Product being sold in the United States of America at not less than US $15,000,000 and shall at the date hereof supply a copy of the same to Fleet and at such other time or times within 14 days of a request in writing for the same by Fleet to Columbia.

11.
Columbia agrees to indemnify and hold harmless Fleet from any claim against Fleet arising from death or loss or injury sustained by any person firm or company as a result or consequence of formulation of the Product and any receptacle or packaging in which the Product is placed and shall procure Fleet’s interest to be noted on the policy referred to in Clause 10.

12.
Fleet shall not be liable for errors in the manufacture of the Product unless such error was occasioned by the neglect or omission of Fleet and provided that Columbia shall have notified Fleet in writing of the same within 14 days of delivery of the Product and in any event any claim by Columbia shall be limited to the value of the progesterone and noveon and the Intermediate Bulk Containers supplied by Columbia and no liability shall arise in respect of any consequential loss of Columbia.

13.	Columbia shall pay the cost of the manufacture of the Product and filling thereof in the Intermediate Bulk Containers together with the cost of delivery within 30 days of the date of Fleet’s invoice.
14.
All references in this Agreement to sums due or payable hereunder are to be interpreted as net of Value Added Tax (“VAT”). If it is determined at any time that VAT should apply to any such sums currently or in the future or in retrospect each party hereto agrees to make such additional VAT payments as may be necessary according to those of its payment obligations where VAT is applicable provided each such party first receives a VAT invoice.

15.
Each of the parties hereto agrees with the other of them that it shall keep in confidence any commercial or technical information received by it from the other pursuant to this Agreement or otherwise during the subsistence of this Agreement and thereafter, except to the extent that the same is already in the public domain, enter the public domain in the future through no improper act on its part, are required to be disclosed in confidence to government agencies or by law or were previously known or become known to it from literature or otherwise.

16.
Neither of the parties hereto have any liability whatsoever or be deemed to be in default for any delays or failures in performance under this Agreement resulting from acts beyond the control of that party, including but not limited to acts of God, acts of regulations or any governmental or supra-national authority, war or national emergency, accident, fire, riot, strikes, lock-outs, industrial disputes or epidemics.

17.
Subject to the provisions for termination hereinafter contained the rights granted hereunder shall subsist for a period commencing with the date hereof until the tenth anniversary of the first day of the month in which manufacture of the Product is commenced pursuant to this Agreement and thereafter provided that either party hereto may terminate the rights granted hereunder by giving to the other of them not less than twelve months’ notice in writing of such termination expiring on or after the tenth anniversary of the first day of the month as aforesaid.

18.
In the event of a material breach or substantial violation by either party of any of its obligations under this Agreement the other party shall have the right to terminate the rights granted pursuant to this Agreement upon giving the party committing the breach or violation ninety (90) days’ written notice of its intention to do so but if the party in breach or violation shall remedy such breach or violation within ninety (90) days after receipt of such notice, then such notice shall be without further effect and this Agreement shall continue in full force and effect. Notwithstanding any termination as aforesaid such termination shall not affect the obligations which will remain subsisting between the parties hereto including without prejudice to the generality of the foregoing financial obligations

19.
If Columbia is desirous of terminating its contractual obligations with Maropack AG of Briseck CH - 6144 Zell Switzerland in connection with the filling of the Product from bulk into applicators Columbia shall give notice in writing to Fleet of such desire and such notice shall contain an offer by Columbia to Fleet to take over the filling of the Product from bulk into applicators on terms as to price specified by Columbia and Fleet shall give notice in writing to Columbia of acceptance or rejection of such offer within 60 days of the date of receipt of such offer and if Fleet shall fail to give such notice the offer shall be deemed to have been rejected PROVIDED ALWAYS that if the offer is rejected by Fleet Columbia undertakes with Fleet that if Columbia within a period of 12 months of the date of the said notice from Columbia to Fleet shall wish to contract the filling of the Product into applicators at a price in excess of that offered by Columbia to Fleet. Columbia shall first offer such contract to Fleet and the provisions above shall mutatis mutandis apply during such 12 month period.

20.
Any notice or other information to be given by either party pursuant to this Agreement to the other of them shall be in writing and shall be deemed to be properly served by registered mail, three (3) days after being placed in the post, postage paid or forthwith when delivered by hand to the other party at the address shown in the preamble of this Agreement or to such other address shown in the preamble of this Agreement or to such other address as such party may have designated by written notice given in accordance with the provisions of this paragraph or forthwith by facsimile provided that if such facsimile shall be transmitted outside normal working hours (being 9 a.m. to 5 p.m.) or on a day which is not a business day then such service shall be deemed to be served at 9 a.m. on the next business day

21.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and neither party hereto may assign this Agreement or any rights hereunder without the prior written consent of the other party.

22.
If Columbia wishes to dispose of its interest in the Product it shall notify Fleet in writing of such wish and Columbia undertakes with Fleet to procure the purchaser of such interest to enter into an agreement with Fleet in similar terms to this Agreement including this Clause save that the period of such agreement shall be equal to the unexpired period of this Agreement.

23.	This Agreement shall be governed by the construed in accordance with the laws of England and be subject to the jurisdiction of the English Courts.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Signed By

/S/ M. Chambers
M. Chambers

For an on behalf of
COLUMBIA LABORATORIES
(BERMUDA) LIMITED

Signed By

/S/ M.J. Hawkes
M.J. Hawkes

For and on behalf of
FLEET LABORATORIES
LIMITED

SCHEDULES INTENTIONALLY OMITTED